Exhibit 10.4
Western Gas Holdings, LLC
Equity Incentive Plan
Amended and Restated Award Agreement
Grant of Unit Appreciation Rights, Unit Value Rights and DERs

Participant:

Grant Date:	April 2, 2008
     WHEREAS, an Award was granted to you on April 2, 2008 pursuant to the Western Gas Holdings, LLC Equity Incentive Plan (the “Plan”), adopted by Western Gas Holdings, LLC, a Delaware limited liability company (the “Company”) and the general partner of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), effective as of April 2, 2008 and as reflected in the Award Agreement of the same date; and
     WHEREAS, the terms of the Plan are hereby incorporated by reference, noting that in the event of any conflict between the terms of this Award Agreement and the Plan, the Plan shall control, and further that capitalized terms used in this Award Agreement but not defined herein are defined in the Plan, unless the context requires otherwise; and
WHEREAS, the Company has amended and restated the Plan and must make accompanying changes to your Award Agreement in order to comply with Internal Revenue Service regulations, notices and guidelines promulgated under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW THEREFORE, the Award Agreement is amended and restated, dated December 19, 2008 and effective as of April 2, 2008, to read as follows:
1.	Award Grant.
(a)	Unit Appreciation Rights. The Company hereby grants to you ___Unit Appreciation Rights in the Company under the Plan on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement.

(b)	Unit Value Rights. The Company hereby grants to you ___Unit Value Rights in the Company under the Plan on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement.

(c)	DERs. The Company hereby grants to you ___DERs in the Company under the Plan on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement.

(d)	Unit Appreciation Right Exercise Price. The Unit Appreciation Right Exercise Price on the Grant Date under this Award Agreement is $50.00.

(e)	Valuation of Unit Value Rights. The Value of a Unit Value Right on the Grant Date

under this Award Agreement is $50.00.

(f)	Expiration Date. The Expiration Date of the Unit Appreciation Rights and the DERs granted to you is the 10th anniversary of the Grant Date; provided, however, that if you voluntarily terminate your employment with the Company after the Unit Appreciation Rights have vested, the Expiration Date of the Unit Appreciation Rights will be the earlier to occur of (i) the 90th day after your voluntary termination and (ii) the 10th anniversary of the Grant Date.
2.	Vesting, Notice and Forfeiture.
(a)	Vesting.
(i) The Unit Appreciation Rights granted to you shall vest: (x) in one-third increments over a three-year period commencing on the first anniversary of the Grant Date, such that all such Unit Appreciation Rights shall have vested as of the third anniversary of the Grant Date; or (y) immediately upon any of the following events, if they occur earlier: (A) a Change of Control, (B) the closing of an initial public offering of the Company, (C) the involuntary termination of your employment with the Company and its Affiliates (with or without cause), (D) your death, (E) your disability, as defined under Section 409A or (F) an Unforeseeable Emergency. You may exercise the portion of your Unit Appreciation Rights that have vested in accordance with Section 3 hereof. The vesting of any Unit Appreciation Rights shall constitute a “Unit Appreciation Right Vesting Event.”
(ii) The Unit Value Rights granted to you shall vest: (x) in one-third increments over a three-year period commencing on the first anniversary of the Grant Date, such that all such Unit Value Rights shall have vested as of the third anniversary of the Grant Date; or (y) immediately upon any of the following events, if they occur earlier: (A) a Change of Control, (B) your termination of employment with the Company and its Affiliates due to involuntary termination (with or without cause), (C) your death, (D) your disability, as defined under Section 409A, (E) the closing of an initial public offering of the Company or (F) an Unforeseeable Emergency. The vesting of Unit Value Rights shall constitute a “Unit Value Right Payment Event.”
(iii) The DERs granted to you shall vest upon (A) a Change of Control, (B) your termination of employment with the Company and its Affiliates due to involuntary termination (with or without cause), (C) your death, (D) your disability, as defined under Section 409A, (E) the closing of an initial public offering of the Company, (F) the date three days in advance of the Expiration Date, or (G) an Unforeseeable Emergency. The vesting of DERs shall constitute a “DER Payment Event.”
(b)	Notice for Unit Appreciation Rights. Thirty (30) days prior to a Change in Capitalization or a Fundamental Change, the Company shall provide written notice by certified mail, return receipt requested (or the equivalent thereof, unless a written waiver is obtained certifying that such notice delivery requirement has been met) to each Participant that holds a vested Unit Appreciation Right of such Change in Capitalization or Fundamental Change.

(c)	Forfeiture upon Termination of Employment. If your employment with the Company and its Affiliates terminates for any reason prior to the vesting of a Unit Value Right, Unit Appreciation Right or DER, such Unit Value Right, Unit Appreciation Right or DER shall be forfeited automatically upon such termination, without payment, unless otherwise determined by the Committee pursuant to the Plan.
3.	Payment Events.
(a)	Award payments for Unit Appreciation Rights are eligible to be received at any time following a Unit Appreciation Right Vesting Event and upon the exercise by a Participant of any such vested Unit Appreciation Rights prior to the Expiration Date. You may exercise a Vested Appreciation Right by sending a written request for such exercise to the General Counsel and Corporate Secretary via certified mail or its equivalent (unless a written waiver is obtained certifying that such notice delivery requirement has been met). Receipt of such written request by the General Counsel and Corporate Secretary shall constitute a Unit Appreciation Right Payment Event. Failure to exercise any Unit Appreciation Right prior to the Expiration Date results in the forfeiture of such Unit Appreciation Right.

(b)	Award payments for vested Unit Value Rights as described in paragraph 2 of this Award Agreement are eligible to be received upon the occurrence of a Unit Value Right Payment Event.

(c)	Award payments for vested DERs as described in paragraph 2 of this Award Agreement are eligible to be received upon the occurrence, prior to the Expiration Date (as defined above), of a DER Payment Event.
4.	Payment of Awards.
(a)	As soon as administratively practicable after a Unit Appreciation Right Payment Event, and in any event not later than thirty (30) days after such Unit Appreciation Right Payment Event, you shall receive, in exchange for and in complete satisfaction of your vested Unit Appreciation Rights, from the Company a lump-sum cash payment equal to the Value of a Unit Appreciation Right for each Unit Appreciation Right that is exercised.

(b)	As soon as administratively practicable after the Unit Value Right Payment Event, and in any event not later than thirty (30) days after such Unit Value Right Payment Event, you shall receive, in exchange for and in complete satisfaction of your vested Unit Value Rights, from the Company a lump-sum cash payment equal to the Value of a Unit Value Right for each Unit Value Right subject to a Unit Value Right Payment Event.

(c)	As soon as administratively practicable after the DER Payment Event, and in any event not later than thirty (30) days after such DER Payment Event, you shall receive, in exchange for and in complete satisfaction of your vested DERs, from the Company a lump-sum cash payment equal to the Value of a DER for each Unit Value Right subject to a DER Payment Event.
5.	Restatements. If the Company is required to file a material accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Committee may determine that a Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

6.	Limitations upon Transfer. All rights under this Award Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Award Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Withholding of Taxes. To the extent that an Award payment pursuant to a Unit Appreciation Right, Unit Value Right or DER results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or such Affiliate shall withhold such amount of tax from the Award payment, and take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of applicable taxes.

8.	Section 409A. As described in the Plan, an Award payable under this Plan is not intended to constitute deferred compensation within the meaning of Section 409A. In the event an Award does constitute deferred compensation, the terms of this Award Agreement shall be executed in compliance with the applicable provisions of Section 409A. In no event shall any payment due under Section 4 hereof be made later than the 15th day of the third month following the year in which a right to payment with respect to the relevant Award arises under Section 4 hereof. Notwithstanding the provisions in the previous sentence, the failure to make a payment by the time specified therefor under Section 4 hereof shall constitute a breach by the Company of such payment obligation. To the extent any of the terms of this Award Agreement conflict therewith, the Company has the unilateral right to amend the terms of this Award Agreement as it deems necessary to comply with the provisions of Section 409A.

9.	Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, its member(s), and its Affiliates and upon the Participant or any beneficiaries of the Participant.

10.	Entire Agreement. This Award Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.	Modifications. Except as provided below, any modification of this Award Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.	Governing Law. This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

PARTICIPANT

Name:

WESTERN GAS HOLDINGS, LLC

By:

Name: Robert G. Gwin
Title: President and Chief Executive Officer